Exhibit 10.48
Execution Version

Accretive Health, Inc.
Restricted Stock Award Agreement
RECITALS
WHEREAS, TowerBrook Capital Partners, L.P. (“TowerBrook”) and Ascension Health Alliance d/b/a Ascension (“Ascension Health”) have entered into an agreement, dated December 7, 2015, with the Company with respect to a transaction in which an entity to be formed by TowerBrook and Ascension Health (the “Investor”) will make a cash investment in the Company in exchange for shares of convertible preferred stock of the Company (the “Investment” and the agreement through which the Investment is effected, the “SPA”);
WHEREAS, in connection with the proposed Investment, the Company and the Participant entered into that certain letter agreement dated December 2, 2015, 2015 (the “Letter Agreement”), pursuant to which the Company committed to grant the Participant this Restricted Stock Award subject to the completion of the Investment; and
WHEREAS, the Company desires to fulfill its obligation to the Participant under the Letter Agreement.
GENERAL TERMS AND CONDITIONS
This Restricted Stock Award is granted to the Participant under the Amended and Restated Accretive Health, Inc. 2010 Stock Incentive Plan (the “Plan”). Terms that are not defined herein shall have the meaning ascribed to such terms under the Plan (except as otherwise expressly provided herein).
For valuable consideration, receipt of which is acknowledged, the parties hereto agree as follows:
1.Issuance of Restricted Shares.
(a)In consideration of services rendered and to be rendered to the Company by the Participant, the Company has granted to the Participant on December 31, 2015 (the “Grant Date”), subject to the terms and conditions set forth in this Restricted Stock Award Agreement (this “Agreement”) and the Plan, an award of 952,000 restricted shares of common stock, $0.01 par value per share, of the Company (the “Restricted Stock”).
(b)The Restricted Stock will initially be issued by the Company in book entry form only, in the name of the Participant. Following the vesting of any Restricted Stock pursuant to Section 2 below, the Company shall, if requested by the Participant, issue and deliver to the Participant a certificate representing the vested shares of Restricted Stock. The Participant agrees that the Restricted Stock shall be subject to the forfeiture provisions set forth in Section 3 of this Agreement and the restrictions on transfer set forth in Section 4 of this Agreement.
2.Vesting.
(a)General. Subject to the provisions of Sections 2(b) and 8 hereof, so long as the Participant is employed by the Company, the shares of Restricted Stock subject to this award shall become vested as follows:
(i)Initial Vesting Tranche. One-third (1/3rd) of the shares of Restricted Stock subject to this award shall become vested on the first (1st) anniversary of the “Closing Date” of the Investment (as defined in the SPA), subject to the Participant’s continued employment with the Company through such vesting date.

(ii)Second Vesting Tranche. One-third (1/3rd) of the shares of Restricted Stock subject to this award shall become vested on the second (2nd) anniversary of the Closing Date, subject to the Participant’s continued employment with the Company through such vesting date.
(iii)Third Vesting Tranche. One-third (1/3rd) of the shares of Restricted Stock subject to this award shall become vested on the third (3rd) anniversary of the Closing Date, subject to the Participant’s continued employment with the Company through such vesting date.
(iv)Any fractional shares resulting from the application of the vesting provisions contained in this Section 2 shall be rounded down to the nearest whole number of shares.
(b)Termination by the Company Without Cause, Resignation by the Participant For Good Reason, or Upon Death or Disability. Notwithstanding the provisions of Section 2(a) hereof, in the event of the Participant’s termination of employment by the Company without “Cause” or by the Participant for “Good Reason”, or due to the Participant’s death or “Disability”, any unvested portion of the Restricted Stock shall become fully vested as of the date of such termination.
3.Forfeiture of Unvested Restricted Stock Upon Cessation of Service or Failure to Consummate the Investment.
Except as otherwise expressly provided in Section 2 hereof, in the event that the Participant ceases to perform services to the Company for any reason or no reason, with or without cause, all of the shares of Restricted Stock that are unvested as of the time of such cessation shall be forfeited immediately and automatically to the Company, without the payment of any consideration to the Participant, effective as of such cessation. The Participant shall have no further rights with respect to any shares of Restricted Stock that are so forfeited. If the Participant provides services to a subsidiary of the Company, any references in this Agreement to provision of services to the Company shall instead be deemed to refer to service with such subsidiary. If, for any reason, the Investment is not ultimately consummated, this Agreement and the Restricted Stock granted hereunder, shall automatically be cancelled and forfeited for no consideration. In addition, the Participant, in his sole discretion shall have the right to forfeit all or any portion of the Restricted Stock prior to the applicable vesting date for such Restricted Stock.
4.Restrictions on Transfer.
The Participant shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively “transfer”) any shares of Restricted Stock, or any interest therein, until such shares of Restricted Stock have vested, except that the Participant may transfer such shares of Restricted Stock: (a) to or for the benefit of any spouse, children, parents, uncles, aunts, siblings, grandchildren and any other relatives approved by the Compensation Committee (collectively, “Approved Relatives”) or to a trust established solely for the benefit of the Participant and/or Approved Relatives, provided that such Restricted Stock shall remain subject to this Agreement (including, without limitation, the forfeiture provisions set forth in Section 3 hereof and the restrictions on transfer set forth in this Section 4) and the Plan, and such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument confirming that such transferee shall be bound by all of the terms and conditions of this Agreement; or (b) as part of the sale of all or substantially all of the shares of capital stock of the Company (including pursuant to a merger or consolidation). The Company shall not be required (i) to transfer on its books any of the shares of Restricted Stock which have been transferred in violation of any of the provisions of this Agreement, or (ii) to treat as owner of such shares of Restricted Stock or to pay dividends to any transferee to whom such shares of Restricted Stock have been transferred in violation of any of the provisions of this Agreement.
5.Restrictive Legends.
The book entry account reflecting the issuance of the shares of Restricted Stock in the name of the Participant shall bear a legend or other notation upon substantially the following terms:

“These shares of stock are subject to forfeiture provisions and restrictions on transfer set forth in a certain Restricted Stock Award Agreement between the corporation and the registered owner of these shares (or his predecessor in interest), and such Agreement is available for inspection without charge at the office of the Secretary of the corporation.”
6.Rights as a Shareholder.
Except as otherwise provided in this Agreement, for so long as the Participant is the registered owner of the Restricted Stock, the Participant shall have all rights as a shareholder with respect to the Restricted Stock, whether vested or unvested, including, without limitation, rights to vote the Restricted Stock and act in respect of the Restricted Stock at any meeting of shareholders; provided, however, that the payment of dividends on unvested Restricted Stock shall be deferred until after such shares vest and shall be paid to the Participant within thirty (30) days following the applicable vesting date of such shares of Restricted Stock.
7.Provisions of the Plan.
This Agreement is subject to the provisions of the Plan, a copy of which is furnished to the Participant with this Agreement.
8.Tax Matters.
(a)Acknowledgments. The Participant acknowledges that he is responsible for obtaining the advice of the Participant’s own tax advisors with respect to the acquisition of the Restricted Stock and the Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents with respect to the tax consequences relating to the Restricted Stock. The Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s tax liability that may arise in connection with the acquisition, vesting and/or disposition of the Restricted Stock.
(b)Withholding. The Participant acknowledges and agrees that the Company has the right to deduct from payments of any kind otherwise due to the Participant any federal, state, local or other taxes of any kind required by law to be withheld with respect to the vesting of the shares of Restricted Stock. On each date on which shares of Restricted Stock vest, the Company shall deliver written notice to the Participant of the amount of withholding taxes due with respect to the vesting of the shares of Restricted Stock that vest on such date; provided, however, that the total tax withholding cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). The Participant shall satisfy such tax withholding obligations by transferring to the Company, on each date on which shares of Restricted Stock vest under this Agreement, such number of shares of Restricted Stock that vest on such date as have a fair market value (calculated using the last reported sale price of the common stock of the Company on the New York Stock Exchange (or if not then traded on such exchange, on the principal national securities exchange in the United States on which it is then traded) on the trading date immediately prior to such vesting date) equal to the amount of the Company’s tax withholding obligation in connection with the vesting of such Restricted Stock (such withholding method a “Surrender”) unless, prior to any vesting date, (x) the Compensation Committee determines that a Surrender shall not be available to the Participant or (y) the Participant elects to forego a Surrender, in which case, the Participant shall be required to satisfy his tax obligations hereunder in a manner permitted by the Plan upon the relevant vesting date; provided, however, that, notwithstanding the foregoing, in the event that a vesting date occurs during a “blackout period” during which the Participant is prohibited from selling shares of Company common stock, the Compensation Committee shall, unless prohibited by law, securities or exchange regulations, make a Surrender available to the Participant.
(c)Section 83(b) Election. The Participant acknowledges (i) that he has been informed of the availability of making an election under Section 83(b) of the Internal Revenue Code, as amended, with respect to the issuance of the Restricted Stock (a “Section 83(b) Election”) and (ii) that, to the extent the Participant chooses to make a Section 83(b) Election, he may make such Section 83(b) Election with respect to all or a portion of the

Restricted Stock. The Company acknowledges (i) that the Participant’s choice to make (or not make) a Section 83(b) Election is a voluntary choice by the Participant and (ii) the Participant is under no duty (fiduciary, contractual or otherwise) to the Company to make such Section 83(b) Election. For the avoidance of doubt, the Participant shall, consistent with the terms and conditions of the Plan and Section 8(b) of this Agreement, be responsible for satisfying any and all of the Participant’s tax liabilities in connection with any Section 83(b) Election the Participant chooses to make.
(d)Section 280G. If the Participant’s receipt of (or vesting in) the Restricted Stock, along with the aggregate amount of any other payments or benefits that could be paid, provided, or delivered to the Participant by the Company or its affiliates are considered “parachute payments” (as defined in Section 280G of the Code) (such payments and benefits, the “Parachute Payments”), then the aggregate amount of Parachute Payments to which the Participant will be entitled will equal the amount that produces the greatest after-tax benefit to the Participant after taking into account any excise tax payable by the Participant under Section 4999 of the Code (the “Excise Tax”). The Participant acknowledges and agrees that application of this Section 8(d) will reduce the amount of Parachute Payments otherwise payable to the Participant, only if doing so would place the Participant in a better net after-tax economic position as compared with not doing so (taking into account the Excise Tax payable in respect of such Parachute Payments). In such event, the Company will reduce or eliminate the Parachute Payments by first reducing or eliminating the portion of the Parachute Payments that are payable in cash and then by reducing or eliminating the non-cash portion of the Parachute Payments, in each case, in reverse order beginning with payments or benefits that are to be paid the furthest in the future. All determinations to be made under this Section 8(d) will be made, at the Company’s expense, by a nationally recognized certified public accounting firm selected by the Company.
9.Restrictive Covenants.
(a)General. This award represents a substantial economic benefit to the Participant. The Participant, by virtue of such Participant’s role with the Company, has access to, and is involved in the formulation of, certain confidential and secret information of the Company regarding its operations and each Participant could materially harm the business of the Company by competing with the Company or soliciting employees or customers of the Company.
(b)Non-Solicitation. During the time in which Participant performs services for the Company and for a period of twenty-four (24) months after the Participant ceases to perform services for the Company, regardless of the reason, Participant shall not, directly or indirectly, either alone or in conjunction with any person, firm, association, company or corporation:
(i)Hire, recruit, solicit or otherwise attempt to employ or retain or enter into any business relationship with, any person who is or was an employee of the Company within the twelve (12)-month period immediately preceding the cessation of Participant’s service with the Company; or
(ii)Solicit the sale of any products or services that are similar to or competitive with products or services offered by, manufactured by, designed by, or distributed by the Company, to any person, company or entity which was or is a customer or potential customer of the Company for such products or services.
(iii)For the avoidance of doubt, the Participant shall not be considered to have solicited away any business or customer of the Company if that business or customer contacts the Participant without any solicitation by the Participant or any other person who is acting in concert with, or at the direction of, the Participant. Further, for the avoidance of doubt, the Participant shall not be considered to have solicited, diverted or taken away any employee of the Company if that employee contacts the Participant without any solicitation by the Participant or any other person who is acting in concert with, or at the direction of, the Participant, it being the parties’ intention that the Participant will not be prohibited from accepting solicitations from any employee when neither the Participant nor any other person acting in concert with, or at the direction of, the Participant contacted or otherwise solicited the employee, provided that the foregoing shall in no way limit the application of the restriction on hiring employees contemplated by Section 9(b)(i) hereof.

(c)Non-Disclosure.
(i)Participant will not, without the Company’s prior written permission, directly or indirectly, utilize for any purpose other than for a legitimate business purpose solely on behalf of the Company, or directly or indirectly, disclose to anyone outside of the Company, either during or after Participant’s relationship with the Company ends, the Company’s Confidential Information, as long as such matters remain Confidential Information.
(ii)This Agreement shall not prevent Participant from revealing evidence of criminal wrongdoing to law enforcement or prohibit Participant from divulging the Company’s Confidential Information by order of a court or agency of competent jurisdiction. However, Participant shall promptly inform the Company of any such situations and shall take such reasonable steps to prevent disclosure of the Company’s Confidential Information until the Company has been informed of such requested disclosure and the Company has had an opportunity to respond to the court or agency.
(d)Return of Company Property. Participant agrees that, in the event that Participant’s service to the Company is terminated for any reason, Participant shall immediately return all of the Company’s property, including, without limitation, (i) tools, pagers, computers, printers, key cards, documents or other tangible property of the Company, and (ii) the Company’s Confidential Information in any media, including paper or electronic form, and Participant shall not retain in Participant’s possession any copies of such information.
(e)Ownership of Software and Inventions. All discoveries, designs, improvements, ideas, inventions, software, whether patentable or copyrightable or not, shall be works-made-for-hire and the Company shall be deemed the sole owner throughout the universe of any and all rights of whatsoever nature therein, with the rights to use the same in perpetuity in any manner the Company determines in its sole discretion without any further payment after the term of this Agreement to Participant whatsoever. If, for any reason, any of such results and proceeds which relate to the business shall not legally be a work-for-hire and/or there are any rights which do not accrue to the Company under the preceding sentence, then Participant hereby irrevocably assigns and agrees to quitclaim any and all of Participant’s right, title and interest thereto including, without limitation, any and all copyrights, patents, trade secrets, trademarks and/or other rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed to the Company, and the Company shall have the right to use the same in perpetuity throughout the universe in any manner the Company determines without any further payment to Participant whatsoever. Participant shall, from time to time, as may be reasonably requested by the Company, at the Company’s expense, do any and all things which the Company may deem useful or desirable to establish or document the Company’s exclusive ownership of any and all rights in any such results and proceeds, including, without limitation, the execution of appropriate copyright and/or patent applications or assignments. To the extent Participant has any rights in the results and proceeds of Participant’s services that cannot be assigned in the manner described above, Participant unconditionally and irrevocably waives the enforcement of such rights. Notwithstanding anything to the contrary set forth herein, works developed by the Participant (i) which are developed independently from the work developed for the Company regardless of whether such work was developed before or after the Participant performed services for the Company; or (ii) applications independently developed which are unrelated to the business and which Participant develops during non-business hours using non-business property shall not be deemed work for hire and shall not be the exclusive property of the Company.
(f)Non-Competition.
(i)During the time in which Participant performs services for the Company and for a period of twenty-four (24) months after the cessation of Participant’s service to the Company, regardless of the reason, Participant shall not, directly or indirectly, either alone or in conjunction with any person, firm, association, company or corporation, within the Restricted Area, own, manage, operate, or participate in the ownership, management, operation, or control of, or be employed by or provide services to, a “Competing Business”. For the purposes of this Agreement, the term “Competing Business” shall mean any entity or business: (1) engaged in the business of offering finance-related services to health care systems and hospitals, including, but not limited to, the collection of medical debt, hospital billings and revenue management; or (2) engaged in any other business or activity in which the Company has been engaged prior to the date hereof or in which the Company is engaged during the term of the Participant’s employment.
(ii)Notwithstanding anything to the contrary, nothing in this paragraph (f) prohibits Participant from being a passive owner of not more than one percent (1%) of the outstanding stock of any class of a corporation which is publicly traded, so long as Participant has no active participation in the business of such corporation.
(g)Acknowledgments. The Participant acknowledges and agrees that the restrictions contained in this Agreement with respect to time, geographical area and scope of activity are reasonable and do not impose a greater restraint than is necessary to protect the goodwill and other legitimate business interests of the Company and that the Participant has had the opportunity to review the provisions of this Agreement with his legal counsel.
(h)Enforcement. The Participant agrees that the restrictions contained in this Agreement are necessary for the protection of the business, the Confidential Information, customer relationships and goodwill of the Company and are considered by the Participant to be reasonable for that purpose and that the scope of restricted activities, the geographic scope and the duration of the restrictions set forth in this Agreement are considered by the Participant to be reasonable. The Participant further agrees that any breach of any of the restrictive covenants in this Agreement would cause the Company substantial, continuing and irrevocable harm for which money damages would be inadequate and therefore, in the event of any such breach or any threatened breach, in addition to such other remedies as may be available, the Company shall be entitled to specific performance and injunctive relief. This Agreement shall not in any way limit the remedies in law or equity otherwise available to the Company or its Affiliates. The Participant further agrees that to the extent any provision or portion of the restrictive covenants of this Agreement shall be held, found or deemed to be unreasonable, unlawful or unenforceable by a court of competent jurisdiction, then any such provision or portion thereof shall be deemed to be modified to the extent necessary in order that any such provision or portion thereof shall be legally enforceable to the fullest extent permitted by applicable law. Without limitation to any other remedies available hereunder or at law, in the event of any breach of any of the restrictive covenants in this Agreement by the Participant, the Participant agrees that any vested shares of Restricted Stock issued by the Company to the Participant pursuant to this Agreement shall be forfeited for no consideration. In the event that the Participant sold the shares issued to the Participant pursuant to this Agreement, then the Participant shall be required to pay to the Company in cash, within thirty (30) days of a request by the Company for such payment, the price at which the Participant sold the Shares.
(i)Severability; Modification. It is expressly agreed by Participant that:
(i)Modification. If, at the time of enforcement of this Agreement, a court holds that the duration, geographical area or scope of activity restrictions stated herein are unreasonable under circumstances then existing or impose a greater restraint than is necessary to protect the goodwill and other business interests of the Company, Participant agrees that the maximum duration, scope or area reasonable under such circumstances will be substituted for the stated duration, scope or area and that the court will be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law, in all cases giving effect to the intent of the parties that the restrictions contained herein be given effect to the broadest extent possible.
(ii)Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law, such invalidity, illegality or unenforceability will not affect any other provision, but this Agreement will be reformed, construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein.
(iii)Non-Disparagement. Participant understands and agrees that Participant will not disparage the Company, its officers, directors, administrators, representatives, employees, contractors, consultants or customers and will not engage in any communications or other conduct which might interfere with the relationship between the Company and its current, former, or prospective employees, contractors, consultants, customers, suppliers, regulatory entities, and/or any other persons or entities.

(j)Definitions.
(i)Affiliate. “Affiliate” means any entity controlling or controlled by or under common control with the Company or another Affiliate, at the time of execution of the Agreement and any time thereafter, where “control” is defined as the ownership of at least fifty percent (50%) of the equity or beneficial interest of such entity, and any other entity with respect to which the Company has significant management or operational responsibility (even though the Company may own less than fifty percent (50%) of the equity of such entity).
(ii)Cause. “Cause” shall have the meaning set forth in the Offer Letter.
(iii)Confidential Information. “Confidential Information” as used in this Agreement shall include the Company’s trade secrets as defined under Illinois law, as well as any other information or material which is not generally known to the public, and which:
a)is generated, collected by or utilized in the operations of the Company’s business and relates to the actual or anticipated business, research or development of the Company; or
b)is suggested by or results from any task assigned to Participant by the Company or work performed by Participant for or on behalf of the Company.
Confidential Information shall not be considered generally known to the public if Participant or others improperly reveal such information to the public without the Company’s express written consent and/or in violation of an obligation of confidentiality to the Company. Examples of Confidential Information include, but are not limited to, all customer, client, supplier and vendor lists, budget information, contents of any database, contracts, product designs, technical know-how, engineering data, pricing and cost information, research and development work, software, business plans, proprietary data, projections, market research, perceptual studies, strategic plans, marketing information, financial information (including financial statements), sales information, training manuals, employee lists and compensation of employees, and all other competitively sensitive information with respect to the Company, whether or not it is in tangible form, and including, without limitation, any of the foregoing contained or described on paper or in computer software or other storage devices, as the same may exist from time to time.
(iv)Disability. “Disability” shall have the meaning set forth in the Offer Letter.
(v)Good Reason. “Good Reason” shall have the meaning set forth in the Offer Letter.
(vi)Offer Letter. “Offer Letter” means that certain offer letter entered into by and between the Participant and the Company dated April 27, 2013 and as amended on April 29, 2014.
(vii)Restricted Area. For purposes of this Agreement, the term “Restricted Area” shall mean the United States of America.
10.Miscellaneous.
(a)Authority of Compensation Committee. In making any decisions or taking any actions with respect to the matters covered by this Agreement, the Compensation Committee shall have all of the authority and discretion, and shall be subject to all of the protections, provided for in the Plan. All decisions and actions by the Compensation Committee with respect to this Agreement shall be made in the Compensation Committee’s discretion and shall be final and binding on the Participant.
(b)No Right to Continued Service. The Participant acknowledges and agrees that, notwithstanding the fact that the vesting of the Restricted Stock is contingent upon his continued service to the Company, this Agreement does not constitute an express or implied promise of continued service relationship with the Participant or confer upon the Participant any rights with respect to a continued service relationship with the Company.

(c)Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without regard to any applicable conflicts of laws provisions.
(d)Exclusive Jurisdiction/Venue. All disputes that arise from or relate to this Agreement shall be decided exclusively by binding arbitration in Cook County, Illinois under the Commercial Arbitration Rules of the American Arbitration Association. The parties agree that the arbitrator’s award shall be final, and may be filed with and enforced as a final judgment by any court of competent jurisdiction. Notwithstanding the foregoing, any disputes related to the enforcement of the restrictive covenants contained in Section 9 of this Agreement shall be subject to and determined under Delaware law and adjudicated in Illinois courts.
(e)Company Representations. The Company acknowledges that, for the avoidance of doubt, this Agreement shall not supersede any rights the Participant may have under the Offer Letter as in existence prior to the execution of this Agreement with respect to any termination of employment protections set forth in Sections 8 and 9 of the Offer Letter.
(f)Participant Representations. The Participant hereby acknowledges, represents and warrants the following: (a) the Participant is an “accredited investor” within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended, and is an experienced and sophisticated investor and has such knowledge and experience in financial and business matters as are necessary to evaluate the merits and risks of an investment in the Company, (b) the Participant has been advised that the Participant may be an “affiliate” within the meaning of Rule 144 under the Securities Act of 1933, as amended, and may be subject to the limitations of Rule 144, (c) the Participant has no intention of offering or selling any of the shares of Restricted Stock issued hereunder in a transaction that would violate the Securities Act of 1933, as amended, or the securities laws of any state of the United States of America or any other applicable jurisdiction, (d) the Participant has been furnished with, and has had access to, such information as the Participant considers necessary or appropriate for deciding whether to accept the grant of the shares of Restricted Stock hereunder, and the Participant has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the issuance of such shares of Restricted Stock, and (e) the Participant is able, without impairing the Participant’s financial condition, to hold the shares of Restricted Stock to be issued hereunder for an indefinite period and to suffer a complete loss of the Participant’s investment in such shares of Restricted Stock.

The Participant hereby acknowledges that he has read this Agreement, has received and read the Plan, and understand and agree to comply with the terms and conditions of this Agreement and the Plan.

PARTICIPANT ACCEPTANCE
Dated: December 31, 2015         /s/ Joseph Flanagan
Joseph Flanagan

Execution Version
EXHIBIT A

ELECTION TO INCLUDE VALUE OF PROPERTY IN GROSS
INCOME PURSUANT TO SECTION 83(b) OF THE
INTERNAL REVENUE CODE

On December 31, 2015 (the “Issue Date”), the undersigned was issued shares of common stock (collectively, the “Shares”) of Accretive Health, Inc. (the “Company”). The Shares are subject to a substantial risk of forfeiture that may not be avoided by a transfer of the Shares to another person. The undersigned desires to make an election to have the Shares taxed under the provisions of Section 83(b) of the Code.
Therefore, pursuant to Section 83(b) of the Code and Treasury Regulation §1.83-2 promulgated thereunder, the undersigned hereby makes an election, with respect to the Shares (described below), to report as taxable income for the calendar year 2015 the excess (if any) of the fair market value of the Shares on the Issue Date over the purchase price thereof.
The following information is supplied in accordance with Treasury Regulation §1.83‑2(e):

1.	The name, address and social security number of the undersigned is as follows:
Joseph Flanagan

Social Security No.:

2.	A description of the property with respect to which the election is being made: [ ] shares of common stock of Accretive Health, Inc., par value $0.01.

3.	The date on which the property was transferred: December 31, 2015. The taxable year for which the election is made: calendar year 2015.

4.	The restrictions to which the property is subject: Time-based vesting restrictions.

5.	The fair market value on the Issue Date of the property with respect to which the election is being made, determined without regard to any lapse restrictions: $[ ] per share.

6.	The amount paid for such property: zero ($0).

7.	A copy of this election has been furnished to the Company and each other person to whom a copy is required to be furnished pursuant to Treasury Regulation 1.83‑2(d).

Signature:

Dated: